Exhibit 99.1

Energy Focus Appoints its Controller as Chief Financial Officer

SOLON, Ohio, March 17, 2017 -- Energy Focus, Inc. (NASDAQ:EFOI), a leader in LED lighting technologies, announced the appointment of Michael H. Port, the Company’s Controller and former Interim Chief Financial Officer, as the Company’s Chief Financial Officer and Secretary.

Bradley B. White, who was appointed as Chief Financial Officer and Secretary effective December 12, 2016, is leaving the Company to pursue other opportunities.

“Bradley joined the Company at a transitional point and provided a significant contribution through our recent restructuring initiative and in helping to shape the Company’s roadmap for returning to profitability. I sincerely thank him for his hard work and wish him well in his next opportunity,” said Dr. Ted Tewksbury, the Company’s Chairman, Chief Executive Officer and President.

“I look forward to continuing to work with Michael as he assumes this executive role. His history with Energy Focus over the past two years, his knowledge of our business and his substantial expertise and experience as a CPA and through the various senior level financial positions he has held throughout his career, make him an ideal candidate for executing on our strategy to return the company to profitable growth,” continued Dr. Tewksbury.

“I appreciate this opportunity to resume my role as CFO and apply my experiences to further support Ted in his vision to streamline and grow the company with our cutting-edge products and expanding capabilities,” Mr. Port said.

Michael Port Biographical Information

Mr. Port has served as Energy Focus’s Controller since July 2015 and as Interim Chief Financial Officer and Secretary from August to December 2016. From 2010 to July 2015, Mr. Port was a consultant with Resources Global Professionals, a multinational professional services firm, during which time he specialized in filling roles such as Interim CFO, Controller and Director of External Reporting for industrial and manufacturing customers, including interim Controller of the Company from April to July 2015. Prior to joining Resources Global Professionals, Mr. Port held various senior level executive positions at both private and public companies, including Mork Process, Inc., an international manufacturer of industrial cleaning equipment, Oglebay Norton Company, a shipping and industrial minerals company, and Hitachi Medical Systems of America, a distributor of diagnostic imaging products. He began his career at Ernst & Young, focusing on entrepreneurial growth companies.

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

About Energy Focus

Energy Focus is an industry-leading innovator of energy-efficient LED lighting technology. As the creator of the first, and so far, only UL-verified low-flicker LED products on the U.S. market, Energy Focus products provide extensive energy and maintenance savings, sustainability benefits, and improve health and safety over conventional lighting. Our customers include U.S. and foreign navies, U.S. federal, state and local government, healthcare and educational institutions, as well as Fortune 500 companies. Energy Focus is headquartered in Solon, Ohio.

Contact:

Energy Focus, Inc.
(440) 715-1300
ir@energyfocus.com

Darrow Associates, Inc.
Peter Seltzberg, Managing Director
(516) 419-9915
pseltzberg@darrowir.com

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877